UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2010
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	000-50249	52-2298116

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 492-1100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
The registrant announced today that its estimated net asset value (“NAV”) as of December 31, 2009 has been determined to be $10.70 per share. Factors used to calculate NAV per share include estimates of the fair market value of the registrant’s real estate and mortgage debt, which were provided by a third party. The registrant then adjusts this amount based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to its advisor) and an estimate of the registrant’s net other assets and liabilities as of the same date. The estimate of the registrant’s net other assets and liabilities is based on unaudited preliminary financial results, which may differ from amounts included in the registrant’s audited consolidated financial statements. The estimate produced by this calculation is then rounded to the nearest $.10.
The registrant believes that its portfolio has benefited from a highly diverse tenant base and long-term leases. While increases in rents due to CPI lease indexing and the paydown of property-specific mortgage debt during 2009 positively impacted its portfolio as of December 31, 2009, they were more than offset by the impact of certain negative factors, including a decrease in 2009 rents due to tenant defaults.
Starting as of March 2010, the estimated NAV of $10.70 per share will be used for purposes of effectuating permitted redemptions of the registrant’s common stock and issuing shares pursuant to its distribution reinvestment plan.
The determination of the registrant’s estimated NAV involves a number of assumptions and management judgments, including disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a shareholder would realize $10.70 per share if the registrant were to liquidate or engage in another type of liquidity event today.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 15 Incorporated
Date: March 10, 2010	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Acting Chief Financial Officer